Exhibit (h)(xiv)

AMENDMENT NO. 2 TO DEFICIENCY PAYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO DEFICIENCY PAYMENT AGREEMENT (this “Amendment”) is made and entered into as of this 7th day of August, 2008, by and among FAF Advisors, Inc., a Delaware corporation (“FAF”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”), and Baird Funds, Inc., a Wisconsin corporation (“Baird”).

WHEREAS, the parties hereto previously entered into a Deficiency Payment Agreement dated February 22, 2008 as amended by Amendment No. 1 to Deficiency Payment Agreement dated March 12, 2008 (as amended, the “Deficiency Payment Agreement”), and all capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Deficiency Payment Agreement;

WHEREAS, given further declines in the value of the New Notes, the current amount of the Specified Cap is close to being not sufficient to cover the difference between the current fair value of the New Notes and the par value of the New Notes; and

WHEREAS, the parties mutually desire to amend the Deficiency Payment Agreement to change the definition of Specified Cap as described herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definition of “Specified Cap”

The parties hereto agree to amend the definition of Specified Cap as set forth in Section 1 of the Deficiency Payment Agreement, so that it reads in its entirety as follows:

“Specified Cap” means an amount which equals $3,650,000.

2.           Continued Effect of Deficiency Payment Agreement

As amended pursuant to Section 1 above, the Deficiency Payment Agreement shall remain in full force and effect; provided, however, that Amendment No. 1 to Deficiency Payment Agreement shall be superseded by this Amendment and shall be of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

FAF ADVISORS, INC.

By /s/ Joseph M. Ulrey III
Its   Chief Financial Officer
U.S. BANCORP FUND SERVICES, LLC

By /s/ Joe D. Redwine
Its   President

BAIRD FUNDS, INC.

By /s/ Leonard M. Rush
Its   Treasurer